                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        GREAT LAKES CHEMICAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        GREAT LAKES CHEMICAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                        GREAT LAKES CHEMICAL CORPORATION
                            WEST LAFAYETTE, INDIANA

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 5, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GREAT LAKES CHEMICAL CORPORATION (the "Company") will be held at the University Place Executive Conference Center and Hotel, 850 W. Michigan, Indianapolis, Indiana, on Thursday, May 5, 1994, at 11:00 A.M. for the following purposes:

     1. To elect three directors to serve until the 1997 Annual Meeting;

     2. To act upon two shareholder proposals which are set forth in the attached proxy; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 7, 1994, as the date of record for the meeting, and only stockholders of record at the close of business on such date shall be entitled to vote at the meeting or any adjournment thereof.

     A proxy statement, form of proxy and a copy of the annual report of the Company for the year 1993 are enclosed herewith.

                                          By Order of the Board of Directors,

                                          RICHARD R. FERGUSON
                                          Secretary
March 29, 1994

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID BUSINESS REPLY ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                        GREAT LAKES CHEMICAL CORPORATION
    ONE GREAT LAKES BOULEVARD, P.O. BOX 2200, WEST LAFAYETTE, INDIANA 47906

                            ------------------------
                                PROXY STATEMENT
                                 MARCH 29, 1994
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1994

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of Great Lakes Chemical Corporation (the "Company"). It is for use only at the Annual Meeting of the Stockholders to be held on May 5, 1994, and at any adjournment thereof.

     Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     As of March 7, 1994, the record date of the meeting, 71,328,160 shares of common stock of the Company were outstanding, and each share is entitled to one vote. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. Under the current By-laws, the Board of Directors is composed of six members, divided into one class of one member, one class of two members, and one class of three members. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees, Martin M. Hale, Emerson Kampen and Richard H. Leet, for three-year terms expiring in 1997 and until their successors are duly elected and qualified. The nominees are presently Company directors whose terms expire in 1994. Although the nominees are not expected to decline or to be unable to serve as directors, in each such event the proxies will be voted by the proxy holders for such other person as may be designated by the present Board of Directors.

     The following presentation sets forth certain information, as of March 1, 1994, about the nominees for election to the Board of Directors, and for the other members of the Board whose terms expire in subsequent years. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals maintain their principal occupation or employment is a parent, subsidiary or affiliate of the Company.

NOMINEES TO SERVE UNTIL THE 1997 ANNUAL MEETING

     MARTIN M. HALE (1), (3)

     Mr. Hale, 53, is Executive Vice President and Director of Hellman Jordan Management Company Inc., a wholly-owned subsidiary of United Asset Management Company. Prior to 1983, he was President and Chief Executive Officer of Marsh & McLennan Asset Management Company. He also serves as a Director of the Conservation Association, and is a Governor of the School of The Museum of Fine Arts, Boston.

     EMERSON KAMPEN (2), (3), (4)

     Dr. Kampen, 65, Chairman, President and Chief Executive Officer of the Company, began his career with Great Lakes in 1951 as a chemical engineer, and has successively served as Plant Manager, Vice President for Production and Marketing, Senior Vice President and Executive Vice President. Dr. Kampen was appointed President in 1972, Chief Executive Officer in 1977, and Chairman in 1988. He is a director of Huntsman Chemical Corporation; Inland Steel Industries, Inc.; Lafayette Life Insurance Company; NBD Bank, N.A.; and PSI Resources, Inc. He also is a Trustee of Purdue University and director and executive committee member of several trade associations related to the chemical industry.

     RICHARD H. LEET

     Dr. Leet, 67, retired as Vice Chairman and Director of Amoco Corporation in 1991 following a lifelong career with Amoco which included service as President of Amoco Chemicals Company. Dr. Leet serves as a Director of Illinois Tool Works, Landauer, Inc.; and Vulcan Materials Company; as Vice Chairman of the Foundation Board of The Ohio State University; and as a Trustee of Brenau University, Gainesville, Georgia. He is also currently a member of the Executive Board of the National Council of The Boy Scouts of America which he led as President in 1990-1992. Previously he served as Chairman of the Board of both The Industrial Health Council and The YMCA of Metropolitan Chicago. Dr. Leet was named a Director of the Company in March 1994 to fill the vacancy created by the accidental death of Herschel H. Friday.

DIRECTORS SERVING UNTIL THE 1995 ANNUAL MEETING

     WILLIAM H. CONGLETON (1), (4)

     Mr. Congleton, 72, is a General Partner of Palmer Partners L.P., a private investment partnership. Mr. Congleton also serves as a Director of Datamedia Corporation, and Kendall Square Research Corporation; as a Trustee of the Lahey Medical Foundation, and as an overseer of both the Boston Symphony Orchestra and the New England Conservatory of Music.

     JOHN S. DAY (1), (2), (3), (5)

     Dr. Day, 76, is Vice President Emeritus of Purdue University, having previously been the Herman C. Krannert Professor of Management. Until 1983, he served as Vice President for Development of Purdue University and until 1979, served as Dean of the Krannert School of Management at Purdue University.

DIRECTOR TO SERVE UNTIL THE 1996 ANNUAL MEETING

     LEO H. JOHNSTONE(1), (2), (3), (5)

     Mr. Johnstone, 76, retired from Phillips Petroleum Company in 1982, following a life-long career with Phillips which began in 1940 as a petroleum engineer and culminated as Vice Chairman. Mr. Johnstone is a Director of City Bank and Trust in Oklahoma City, a former trustee of the Frank Phillips Foundation, and a former member of the Council of Delaware Tribe of Indians, as well as being active in civic affairs.

- -------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Executive Committee
(4) Member of the Finance Committee
(5) Member of the Stock Option Committee

                            DIRECTORS' COMPENSATION

     All directors receive an annual retainer of $21,000. An additional annual retainer of $2,500 is paid for service on one or more committees. All directors except Dr. Kampen receive $1,000 per day for attendance at meetings of the Board of Directors, and receive $1,000 per day for special assignments. The Company provides each non-employee director with a term life insurance policy of $50,000. In addition, each non-employee director who serves on the Board for a minimum of five years is eligible for retirement benefits, with payments beginning at the later of age 70 or the director's retirement from the Board. Annual retirement benefits are equal to the amount of the annual retainer in effect at the time of retirement and are payable for the life of the director pro-rated based on length of service.

                        DIRECTOR MEETINGS AND COMMITTEES

     The Company has Audit, Compensation, Executive, Finance, and Stock Option Committees, the members of which are as shown in the preceding presentation. The Company does not have a Nominating Committee. During 1993, the Board of Directors met eight times. Average attendance by directors at Board and Committee meetings was over 91 percent. Every director except Dr. Kampen attended at least 94 percent of the aggregate number of Board and Committee meetings. Dr. Kampen, while contending with ill health, attended 65 percent of all Board and Committee meetings.

     The Audit Committee, which met once during 1993, reviews the adequacy of internal controls and the work of the independent and internal auditors, consults with the independent auditors concerning the audit report and the related management letter, and makes recommendations to the Board of Directors concerning the selection of independent auditors.

     The Compensation Committee, which met four times during 1993, makes recommendations to the Board with respect to executive compensation for the Company.

     The Executive Committee, which met six times during 1993, is empowered to act for the Board, with certain restrictions, in the management and affairs of the Company.

     The Finance Committee, which met once during 1993, includes officers Jeffares and Ferguson in addition to the Board members indicated above, and reviews the financial affairs of the Company and makes recommendations for action to the Board.

     The Stock Option Committee, which met five times during 1993, administers the Company's Employee Stock Option Plans.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below who were employed by the Company as of such date, and all directors and executive officers of the Company as a group.

                                                                AMOUNT AND NATURE        PERCENT OF
                     NAME AND ADDRESS                             OF BENEFICIAL         COMMON STOCK
                    OF BENEFICIAL OWNER                       OWNERSHIP (1)(2)(3)(4)    OUTSTANDING
- -----------------------------------------------------------   ----------------------    ------------
State Farm Mutual Automobile Insurance Company
  and Related Entities(5)
  One State Farm Plaza
  Bloomington, Illinois 61710..............................          5,503,600               7.7%
Emerson Kampen(6)..........................................          1,106,076               1.6%
Robert T. Jeffares(7)......................................            140,115                 *
Robert B. McDonald.........................................             70,031                 *
David A. Hall(8)...........................................             31,390                 *
Robert L. Hollier(9).......................................             72,957                 *
William H. Congleton(10)...................................             16,000                 *
John S. Day................................................              4,000                 *
Herschel H. Friday.........................................              5,000                 *
Martin M. Hale(11).........................................            223,447                 *
Leo H. Johnstone(12).......................................             14,000                 *
Richard H. Leet............................................                  0                 *
Directors and Executive Officers as a group................          1,929,741               2.7%

- -------------------------

* Less than 1%.

 (1) Information concerning persons known to the Company to be beneficial owners of more than 5 percent of its common stock is based upon the most recently available reports furnished by the persons on Schedule 13G filed with the Securities and Exchange Commission.

 (2) Information concerning ownership of Common Stock by directors of the Company, named executives, and Directors and Executive Officers as a group are as of March 1, 1994.

 (3) Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

 (4) Ownership by executive officers includes shares of stock options exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year which follows.

 (5) Each of the following State Farm entities has reported sole voting power and sole disposition power. They also expressly disclaim "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group. State Farm Mutual Automobile Insurance Company reported 3,484,800 shares; State Farm Investment Management Corporation has 926,800 shares; and State Farm Employees Incentive and Thrift Plan has reported 1,092,000 shares. State Farm Investment Management Corporation is a wholly-owned subsidiary of State Farm Fire and Casualty Company, which in turn is a wholly-owned subsidiary of State Farm Mutual Automobile Insurance Company.

 (6) Includes 1,900 shares held indirectly by Dr. Kampen through spousal ownership.

 (7) Includes 153 shares held indirectly by Mr. Jeffares in the Company's 401(k) Plan.

 (8) Includes 898 shares held by Mr. Hall's minor children in Universal Gifts to Minors Trust in which Mr. Hall disclaims any beneficial ownership, and 816 shares held indirectly through the Company's 401(k) Plan.

 (9) Includes 514 shares held indirectly by Mr. Hollier through the Company's 401(k) Plan.

(10) Includes 4,400 shares held indirectly by Mr. Congleton through a trust for Mr. Congleton's grandchildren. Mr. Congleton disclaims beneficial ownership of these shares.

(11) Includes 198,940 shares held as co-trustee. Mr. Hale disclaims beneficial ownership of these shares.

(12) Includes 14,000 shares held indirectly by Mr. Johnstone as co-trustee.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers ("Named Officers").

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                 ANNUAL COMPENSATION         SECURITIES
                                              --------------------------     UNDERLYING      ALL OTHER
                                                      SALARY      BONUS       OPTIONS/      COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR    ($)(1)       ($)       SARS(#)(2)     ($)(3)(4)(5)
- -------------------------------------------   ----    -------    -------    ------------    ------------
Emerson Kampen,............................   1993    865,558    500,000        70,000          2,358
  Chairman, President, and Chief Executive    1992    768,654    475,000        60,000          4,364
  Officer                                     1991    650,230    400,000       100,000             --
Robert T. Jeffares,........................   1993    261,115    105,000        10,000          2,358
  Sr. Vice President and Chief Financial      1992    231,231     80,000         9,000          3,562
  Officer                                     1991    201,154     75,000        16,000             --
Robert B. McDonald,........................   1993    253,031     95,000         7,000          2,358
  Sr. Vice President                          1992    238,173     70,000         8,000          3,562
                                              1991    203,942     70,000        16,000             --
David A. Hall..............................   1993    217,615     90,000         8,000          2,358
  Vice President                              1992    194,654     70,000         8,000          3,016
                                              1991    156,808     65,000        14,000             --
Robert L. Hollier..........................   1993    223,517     60,000         7,000         18,135
  Vice President                              1992    205,000     55,000         7,000          6,141
                                              1991    169,583     50,000        12,000             --

- -------------------------
(1) Includes fees of $23,250, $21,875 and $19,625 paid to Emerson Kampen in 1993, 1992, and 1991, respectively, for his service as Chairman of the Board of Directors of the Company.

(2) Options to acquire shares of common stock.

(3) Comprised of employer matching contributions on behalf of Messrs. Kampen, Jeffares, McDonald and Hall under the Company's 401(k) savings plan.

(4) Comprised of employer matching contributions on behalf of Mr. Hollier in the amount of $2,358 for 1993 and $2,600 for 1992 under the Company's 401(k) savings plan. As an employee of OSCA, a wholly-owned subsidiary, Mr.
    Hollier does not participate in the Great Lakes Chemical Pension Plan. OSCA employees participate in a defined contribution plan. OSCA contributed $15,776 and $3,541 to this plan on behalf of Mr. Hollier in 1993 and 1992.

(5) Disclosure of all other compensation is not required for 1991.

Note: The only type of Other Annual Compensation for each of the named officers was in the form of perquisites and was less than the level required for reporting for the years 1991 through 1993. No restricted stock awards or LTIP payouts were made during the years 1991 through 1993.

STOCK OPTION PLAN

     The Company has two stock option plans which provide for grants of options to key employees. Plan provisions allow grants of incentive stock options, non-qualified stock options or other stock-based awards, limited to terms not exceeding ten years, at an option price which is not less than the market value of the Company's shares on the date of grant.

OPTION GRANTS DURING 1993 FISCAL YEAR

     The following table provides information related to options granted to the named executive officers during the year 1993:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                               NUMBER OF       % OF TOTAL                                  AT ASSUMED ANNUAL RATES OF
                               SECURITIES     OPTIONS/SARS                                  STOCK PRICE APPRECIATION
                               UNDERLYING      GRANTED TO     EXERCISE OR                      FOR OPTION TERM(1)
                              OPTIONS/SARS    EMPLOYEES IN     BASE PRICE     EXPIRATION   ---------------------------
            NAME               GRANTED(2)         1993       PRICE($/SH)(3)      DATE         5%($)          10%($)
- ----------------------------  ------------    ------------   --------------   ----------   ------------   ------------
Emerson Kampen..............     70,000           30.8%         $ 78.250        3/07/03      $3,450,825     $8,709,225
Robert T. Jeffares..........     10,000            4.4%         $ 78.250        3/07/03       $ 492,975     $1,244,175
Robert B. McDonald..........      7,000            3.1%         $ 78.250        3/07/03       $ 345,083      $ 870,923
David A. Hall...............      8,000            3.5%         $ 78.250        3/07/03       $ 394,380      $ 995,340
Robert L. Hollier...........      7,000            3.1%         $ 78.250        3/07/03       $ 345,083      $ 870,923
Increase in Market Value to
  Common Shareholders(4)....                                                               $3.5 Billion   $8.9 Billion

- -------------------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options.

(2) All options granted in 1993 are exercisable in cumulative 33 percent installments commencing no less than one year from date of grant, with full vesting occurring on the third anniversary date or retirement of an employee over 63 years of age. Each named Executive Officer received only a single grant in 1993. For additional information regarding options, see "Employment and Change-of-Control Agreements".

(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or a combination of the foregoing.

(4) Calculated by using a common stock price of $78.25 and the average shares outstanding for 1993, assuming 5 percent and 10 percent compounded growth rates. Increase in market value to common shareholders is shown for comparative purposes only and is not a prediction of future stock performance.

OPTION EXERCISES IN FISCAL YEAR 1993 AND VALUE OF OPTIONS AT DECEMBER 31, 1993

     The following table provides information related to options exercised by the named executive officers during the 1993 fiscal year and the number and value of options held at the fiscal year-end. The Company does not have any stock appreciation rights.

OPTION EXERCISES IN FISCAL YEAR 1993 AND VALUE OF OPTIONS AT END OF FISCAL YEAR

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE
                                                                    OPTIONS AT                   MONEY OPTIONS AT
                           SHARES                             DECEMBER 31, 1993 (#)          DECEMBER 31, 1993 ($)(1)
                        ACQUIRED ON          VALUE         ----------------------------    ----------------------------
         NAME           EXERCISE (#)    REALIZED ($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           ------------    ---------------    -----------    -------------    -----------    -------------
Emerson Kampen.......       1,200             84,675         427,600         110,000        21,889,904       930,047
Robert T. Jeffares...      16,000          1,105,563         101,000          16,000         5,492,743       139,507
Robert B. McDonald...      22,840          1,355,909          44,627          12,333         2,038,589       124,006
David A. Hall........        --                 --            22,103          13,333           845,273       124,006
Robert L. Hollier....        --                 --            56,334          11,666         2,911,870       108,505

- -------------------------
(1) Value based on market value of the Company's stock at date of exercise or end of fiscal year minus the exercise price multiplied by the number of shares to which the exercise relates.

PENSION PLAN

     The Company has a noncontributory defined benefit pension plan covering substantially all employees in the U.S. The Company also has Supplemental Retirement Plans ("SERP") for certain named officers. These plans which are non-qualified, provide for benefits which, except for the application of the limits of Section 415 and Section 401(a) 17 of the Internal Revenue Code, would have been payable under the pension plan, and gives an executive who joined the Company late in his career approximately the same retirement benefits he would have received had he been with the Company 35 years at the time of his retirement. Payments under the SERP plans will be paid by the Company out of its general assets. The table below shows the estimated annual straight life annuity benefits payable to participants of both the defined benefit plan and SERP upon retirement at age 65. The benefits indicated in the table reflect a reduction for Social Security benefits, as provided in the plan benefit formula.

     The following table shows the estimated annual benefits payable upon normal retirement under the pension plan as augmented by SERP.

                                                        ESTIMATED ANNUAL BENEFITS
      HIGHEST CONSECUTIVE                               NUMBER OF YEARS OF SERVICE
       FIVE-YEAR AVERAGE                                --------------------------
      ANNUAL COMPENSATION             15          20          25          30          35          40
- --------------------------------   --------    --------    --------    --------    --------    --------
$  200,000......................   $ 47,130    $ 62,839    $ 78,549    $ 94,259    $109,969    $125,679
   300,000......................     71,880      95,839     119,799     143,759     167,719     191,679
   400,000......................     96,630     128,839     161,049     193,259     225,469     257,679
   500,000......................    121,380     161,839     202,299     242,759     283,219     323,679
   600,000......................    146,130     194,839     243,549     292,259     340,969     389,679
   700,000......................    170,880     227,839     284,799     341,759     398,719     455,679
   800,000......................    195,630     260,839     326,049     391,259     456,469     521,679
   900,000......................    220,380     293,839     367,299     440,759     514,219     587,679
 1,000,000......................    245,130     326,839     408,549     490,259     571,969     653,679
 1,100,000......................    269,880     359,839     449,799     539,759     629,719     719,679

     Annual compensation covered by the plan is defined to be gross pay, which is essentially identical to the total compensation amounts reported for the five named individuals as shown in the compensation table above. Credited years of service under the plan as of December 31, 1993, were: Dr. Kampen, 42; Mr. McDonald, 25; Mr. Jeffares, 10; Mr. Hall, 10. Mr. Hollier is not a participant in the Company Pension Plan.

SAVINGS PLAN

     Substantially all U.S. employees of the Company are eligible to participate, after one year of employment, in the Savings Plan maintained by the Company. Employees may elect to contribute up to fifteen percent of their pay into the Plan, subject to certain limits prescribed by Section 401(k) of the Internal Revenue Code. The Company makes a matching contribution of $.25 for each dollar of an employee's contribution of the first two percent of pay. An additional matching contribution of $.25 for each dollar that an employee contributes on the next two percent of pay is made if the Company's after-tax profits for the year exceed 130 percent of the annual average after-tax profits for the two preceding years.

     Employees determine how their salary deferrals and matching contributions are invested by selecting from six investment alternatives, including the Company's stock. All deferrals and contributions are placed in individual accounts and held in trust.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The Company recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Company and its stockholders. In order to assure management stability and the continuity of key management personnel, the Company has entered into agreements with each of the named individuals in the Summary Compensation Table and with other executive officers of the Company. The material terms and conditions of these agreements provide that if, following a Change-in-Control of the Company, the Company or a successor terminates the employment of any covered executive officer other than for cause or disability, or any such executive officer terminates his employment with the Company for Good Reason, then such executive officer will, with certain limitations, receive a payment equal to three times the sum of his then annual salary and the highest annual bonus paid or awarded to him in the year in which such termination occurs or either of the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive officer will become immediately exercisable. The Company will also continue the participation of such executive officer in the Company's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These agreements may be terminated by the Company at any time except in the event there is a Change-in-Control of the Company.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees recognize that the Company's future success is dependent on retaining key executives who have contributed to the Company's past success and attracting new highly-qualified executives. We believe that the Company's current key executives are committed to maximizing shareholder value through the development, production and sale of high quality products at competitive prices to meet the needs of our diverse customer base and global markets. Total compensation consists of three components: base compensation; annual incentive compensation in the form of cash bonuses; and long-term incentive compensation in the form of stock options.

     The Compensation Committee reviews the base compensation of the Executive Officers. When determining base salaries, the Committee references compensation surveys of similarly-sized industrial and specialty chemical companies. The specialty chemical compensation surveys are prepared by our consultants using information available to them and would include largely the same companies included in the following performance graph. The Compensation Committee generally sets base salaries at a level somewhat above the mid-point of these surveys.

     The annual incentive compensation in the form of cash bonuses is based on both company and individual performance. In determining company performance, the Committee considers such measures as return on equity, earnings per share growth, and stock value. The Committee uses judgment in considering how each individual's performance contributed to the success of the Company and does not use a predetermined formula in determining the amount of any individual bonus grant.

     Long-term incentive is provided through the granting of stock options. The objective of these awards is to align the interests of key employees with shareholders' interest. Stock option grant awards to the Executive Officers of the Company are based on individual performance, position, and the aggregate size of the awards. Since options are only granted at the market value at the time of grant, the Committee believes that the ultimate value of stock options is closely linked to the Company's long-term performance in that the awards will only result in value to the executive if the price of the Company's stock appreciates. The Committee does not take into consideration options already outstanding in determining the number of stock options granted.

     Dr. Kampen's compensation may best exemplify the performance-oriented aspect of the Company's compensation policy. Dr. Kampen was named CEO in 1977. As shown on the enclosed performance graph, the value of $100 invested in Company stock on December 31, 1988, increased to $530 by December 31, 1993. This compares to $197 and $200 for similar investments in the S&P 500 Composite and the S&P Specialty Chemical Index. On May 1, 1993, Dr. Kampen's base compensation was raised by 12.9 percent to $875,000. Dr. Kampen's bonus was also increased to $475,000 for 1992 performance from $400,000 for 1991 performance. Dr. Kampen was also granted a stock option for 70,000 shares at an option price of $78.25. These compensation levels were based on a comparison of the Company's results in 1992 versus 1991. During this period, net income as a percent of stockholders' average equity increased 24 percent to 23.8 percent in 1992 from 19.2 percent in 1991. On March 1, 1994, Dr. Kampen was granted a $500,000 bonus for 1993 performance. During 1993 net income as a percent of stockholders' average equity was 23 percent and net income per share increased from $3.27 to $3.82. The Company's stock price increased 21 percent during the same period. Dr. Kampen's leadership in providing a firm foundation for the future through internal growth and acquisitions was also considered in determining the above compensation. As explained above, discretion is used in determining his compensation, incentive bonus, and stock option grants. We believe that Dr. Kampen's total compensation is competitive with compensation paid for comparable positions at similarly-sized industrial and specialty chemical companies and merited by his and the Company's performance.

     The Committee has also considered the effect the Revenue Reconciliation Act of 1993 had on executive compensation. The Committee does not believe that in 1994 any of the Company's officers will have covered compensation significantly in excess of $1 million dollars. The Committee will continue to review the Company's compensation program to see what changes may be required to qualify executive compensation for income tax deductibility in future years.

     The Stock Option Committee is composed of two members, neither of whom is or has been an employee of the Company. This report is submitted by the members of the Compensation and Stock Option Committees.

                Compensation Committee                   Stock Option Committee
        --------------------------------------   --------------------------------------
        John S. Day                              John S. Day
        Leo H. Johnstone                         Leo H. Johnstone
        Emerson Kampen

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of three members including Dr. Kampen who is not present when matters concerning his compensation are discussed. Mr. Hale is Executive Vice President of Hellman Jordan Management Company, Inc., a wholly-owned subsidiary of United Asset Management Company (Hellman). The Company uses several companies including Hellman to manage its pension assets. Hellman received $68,000 in fees for its services during 1993. The amount of fees paid to Hellman were well below five percent of its revenues.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return to shareholders on the common stock of the Company for the last five years to the cumulative total return on the S&P 500 Composite and S&P Specialty Chemical Indices over the same period.

           GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

                                                S&P SPE-
                                 S&P 500         CIALTY      GREAT LAKES
     MEASUREMENT PERIOD         COMPOSITE       CHEMICAL     CHEMICAL CO
   (FISCAL YEAR COVERED)          INDEX          INDEX        RPORATION
12/88                                100.00         100.00         100.00
12/89                                131.69         121.79         163.88
12/90                                127.60         117.03         222.86
12/91                                166.47         165.22         402.24
12/92                                179.15         175.03         489.43
12/93                                197.21         199.57         529.95

                           SECTION 16(A) REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     The Company believes that during the fiscal year ended December 31, 1993, the Company's officers and directors complied with all Section 16(a) filing requirements.

                      INFORMATION RESPECTING THE COMPANY'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accountants of the Company, selected by the Board of Directors for 1994, are Ernst & Young, Indianapolis, Indiana. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to appropriate questions.

           PROPOSAL TWO: STOCKHOLDER PROPOSAL ON THE CERES PRINCIPLES

     One shareholder has given notice that she will introduce a proposal and supporting statements (the "Proposal") for action at the Annual Meeting. The name and address of the stockholder submitting the Proposal, as well as the number of shares held by such stockholder, will be furnished by the Company, either orally or in writing as requested, promptly upon receipt of any oral or written request. The Proposal as submitted reads as follows:

     WHEREAS WE BELIEVE:

     The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

     AND WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES) -- which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts -- consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles -- including the Sun Company, a Fortune-500 company -- to demonstrate their commitment to public environmental accountability.

     In endorsing the CERES Principles, a company commits to work toward:

     1. Protection of the biosphere

     2. Sustainable use of natural resources

     3. Waste reduction & disposal

     4. Energy conservation

     5. Risk reduction

     6. Safe products and services

     7. Environmental restoration

     8. Informing the public

     9. Management commitment

     10. Audits and reports

     The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston MA 02110, tel:
617/451-0927.

     Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.

     We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

     RESOLVED: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

     We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

     We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact.

                       POSITION OF THE BOARD OF DIRECTORS

          THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

     The Company has adopted the guiding principles and codes of conduct developed by the Chemical Manufacturers Association (CMA) known as Responsible Care. The Responsible Care initiative has developed stringent guiding principles and codes of conduct designed specifically for the chemical industry. The initiative calls for meeting baseline commitments in health, safety and environmental matters and continuing progress in all criteria covered by the code.

     The Great Lakes Chemical Corporation Board believes that its scrutiny of the environmental activities of the Company, the responsibilities charged to, and carried out by, the Senior Vice President and Corporate Director of Environmental Affairs and the Company's participation in the Responsible Care program of the CMA provide a more specific and focused approach to achieving environmental compliance and enhancing environmental accountability than the process proposed by CERES. The Board does not believe that a standardized environmental report can meaningfully compare companies with differing operations and environmental situations. Accordingly, we recommend a vote against the proposed resolution.

       PROPOSAL THREE: STOCKHOLDER PROPOSAL ON METHYL BROMIDE PRODUCTION

     Five shareholders have given notice that they will introduce a proposal and supporting statements (the "Proposal") for action at the Annual Meeting. The name and address of the stockholders submitting the Proposal, as well as the number of shares held by such stockholders, will be furnished by the Company, either orally or in writing as requested, promptly upon receipt of any oral or written request. The Proposal as submitted reads as follows:

                     ELIMINATING METHYL BROMIDE PRODUCTION

     WHEREAS, The International scientific community has determined that the toxic chemical methyl bromide is a member of a group of chemicals that are destroying the Earth's protective ozone layer at an alarming rate;

     WHEREAS, The Montreal Protocol Ozone-Depleting Substances, the international ozone protection treaty, lists methyl bromide in Annex E of the Protocol with an ozone depletion potential of 0.7 of the benchmark CFC-11;

     WHEREAS, Under the Clean Air Act Amendments of 1990, all chemicals with an ozone depletion potential of greater than 0.2 are to be listed as class I substances, and as such, must cease manufacture by 2000 or no later than seven years after its listing as a class I substance;

     WHEREAS, In February 1992, under the authority of the Clean Air Act Amendments of 1990, President Bush accelerated the phaseout dates of other major ozone-depleting chemicals -- CFCs, halons, methyl chloroform, and carbon tetrachloride -- to December 31, 1995, and would consider the need to phaseout methyl bromide;

     WHEREAS, The U.S. Environmental Protection Agency, which is charged with enforcing the Clean Air Act, has published a proposal to freeze U.S. production of methyl bromide in 1994 and phaseout methyl bromide by January 1, 2001, and the Parties to the Montreal Protocol have agreed to freeze methyl bromide production and consumption in 1995 and to evaluate further controls, including a phaseout;

     WHEREAS, We believe viable alternatives currently exist for most uses of methyl bromide as an agricultural, structural, and commodity fumigant, and that measures can be taken immediately to significantly reduce methyl bromide use;

     WHEREAS, Great Lakes Chemical Corporation is one of two companies in the U.S. manufacturing methyl bromide for commercial use, and as such, commands a large portion of the U.S. market;

     WHEREAS, We believe Great Lakes Chemical Corporation has a financial interest in preparing for a phaseout of methyl bromide by researching and investing in safe alternatives;

     WHEREAS, We believe Great Lakes Chemical Corporation has a moral responsibility to account for long term environmental and health impacts of the products it produces;

     RESOLVED, That the shareholders of the Great Lakes Chemical Corporation, assembled in annual meeting in person and by proxy, request that the Board of Directors rapidly move to phase out production and sales of methyl bromide, with an immediate cut of fifty percent and a complete phaseout no later than January 1, 1998.

                       POSITION OF THE BOARD OF DIRECTORS

          THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

     A virtually identical proposal was overwhelmingly defeated by our shareholders at the 1993 Annual Meeting. The Board of Directors continues to believe that premature phaseout of methyl bromide would be harmful to the production and transportation of food products throughout the world and would not be in the best interests of our corporation or its shareholders.

     Methyl bromide is the most versatile and cost-effective fumigant available today. Extremely effective as a soil, structural and commodity fumigant, methyl bromide is heavily relied upon by fruit and vegetable growers in the United States to control pests and provide higher yields. Methyl bromide is applied as a structural fumigant to control wood-boring beetles and termites which damage logs, wood products and wooden structures. Methyl bromide is also used to reduce the risk of infestation in foods, machinery, and other commodity shipments for international markets, enabling many of our U.S. export products to meet the stringent import restrictions of foreign countries. Similarly, methyl bromide fumigation of imports from other countries protects our own agricultural industry from the accidental entry of potentially devastating foreign pests into the United States. At the present time, there is no other product available which offers the broad-range effectiveness of methyl bromide to control pests and reduce the possibility of any associated disease problems to protect food, health, shelter and trade.

     Significant levels of methyl bromide are generated by nature. While the exact amount is not known, up to 85 percent of the methyl bromide in the earth's atmosphere may come from natural uncontrollable sources. Because of the continued uncertainty about the role of man-made methyl bromide in ozone depletion, the parties to the Montreal Protocol have requested additional information before proceeding beyond current levels of restriction.

     Management closely follows and actively participates in meetings, discussions and research programs relating to ozone depletion and the potential effects of man-made methyl bromide on the environment. Great Lakes helped organize and fund the first scientific meeting to review methyl bromide's possible role in ozone depletion. The Methyl Bromide Science Workshop was held on June 2nd and 3rd, 1992. In attendance were industry and governmental representatives, experts from various universities and institutions, and other interested parties.

     These independent experts concluded that the knowledge of bromine compounds in the atmosphere is significantly less developed than that of chlorine compounds. Furthermore, the development and evaluation of methyl bromide alternatives and substitutes lags far behind the search for suitable replacements for chlorofluoro-carbons, methyl-chloroform, carbon tetrachloride, and halons.

     In June 1992, the United Nations Environment Programme, established by the United Nations to consider the global impact of environmental matters, sponsored a Technology and Economic Assessment (T&EA) workshop. The attending scientists concluded that at the present time there is no single alternative to methyl bromide. Furthermore, the T&EA report stated that few methyl bromide alternatives exist and those available have limited application capabilities. In addition, any other proposed chemical or non-chemical alternatives will require a lengthy governmental approval process.

     Great Lakes also joined the world's other methyl bromide producers in funding research to more precisely determine the role of methyl bromide in ozone depletion and to develop technology to significantly reduce the release of man-made methyl bromide into the atmosphere. This program, including several jointly funded projects with the National Aerospace Administration (NASA) and the National Oceanic and Atmospheric Administration (NOAH), was planned with input from the scientific and regulatory communities. Preliminary results by scientists indicate that this research will provide the data necessary to determine the actual role of methyl bromide in stratospheric ozone depletion. Further results of the research will be made available prior to the next meeting of the Methyl Bromide Science Workshop which is scheduled in 1995.

     The unnecessary or premature elimination of methyl bromide production could also lead to unintended environmental damage. One example would be the environmental damage resulting from the impact of methyl bromide no longer being available to our forestry industry. A highly significant use of methyl bromide is the treatment of soil for tree seedling planting. Experts estimate that without treatment tree seedlings would mature at a slower rate, and transplant mortality rates could increase by as much as 50 percent. Eliminating methyl bromide could therefore reduce the effectiveness of the nation's reforestation effort and increase global warming by potentially reducing carbon dioxide absorption.

     On December 10, 1993 the U.S. Environmental Protection Agency (EPA) listed methyl bromide as a Class I substance under the Clean Air Act, and established a phase-out date of January 1, 2001, for emissive uses. Because of the lack of viable alternatives and the importance of methyl bromide to the U.S. economy, the EPA set the phase-out date at the statutory maximum seven years from the listing date and included no intermediate reductions prior to 2001.

     The actions requested by the shareholder proposal would be significantly more restrictive than either the Montreal Protocol or the U.S. EPA rulings. The Board of Directors believes that adopting this shareholder proposal would prematurely restrict the availability of a product that is essential to the production and transportation of food and industrial products throughout the world. To eliminate the use of methyl bromide, based on the inconclusive evidence now available and before the development of environmentally sound alternatives, would not be in the best interests of the Company or its shareholders. Accordingly, we recommend a vote against the proposed resolution.

               STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Any stockholder proposal to be considered by the Company for inclusion in the proxy material for the 1995 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal office in West Lafayette, Indiana, no later than November 30, 1994.

                                 OTHER MATTERS

     As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy material to the beneficial owners. Solicitations may further be made by officers and regular employees of the Company, without additional compensation, by use of the mails, telephone, telegraph, or personal calls. Morrow and Co., Inc., has been retained to assist in the solicitation of proxies at a cost of $6,500 plus expenses.
                                          By Order of the Board of Directors,

                                          RICHARD R. FERGUSON
                                          Secretary
March 29, 1994

                       GREAT LAKES CHEMICAL CORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 1994
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints EMERSON KAMPEN, ROBERT T. JEFFARES, and RICHARD
R. FERGUSON, and each of them with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Great Lakes Chemical Corporation to be held on Thursday, May 5, 1994, at 11:00 A.M. and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND AGAINST PROPOSALS 2 AND 3.
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                       / / Mark here for address change

                                       New Address: ___________________________

                                                    ___________________________

                                                    ___________________________

                                       / / Mark here if you plan to attend the
                                           meeting

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND A VOTE AGAINST ITEMS 2
AND 3.

1994  1. ELECTION OF DIRECTORS                FOR         WITHHELD     FOR
         Nominees: Martin M. Hale, Emerson    all         from all     all
P        Kampen, and Richard H. Leet          nominees    nominees     Except Nominee(s) Written Below
R                                             / /         / /          / /  __________________________
O
X     2. Shareholder proposal - concerning    FOR         AGAINST      ABSTAIN  4. In their discretion, to vote upon any and all
Y        the CERES Principles                 / /         / /          / /         such other matters which may properly come before
                                                                                   the meeting and any adjournment or postponement
                                                                                   thereof.

                                                                                (Please sign exactly as your name appears. When
      3. Shareholder proposal - methyl        FOR         AGAINST      ABSTAIN  shares are held by joint tenants, both should sign.
         bromide production                   / /         / /          / /      When signing as attorney, executor, administrator,
                                                                                trustee or guardian, please give full title as such.
                                                                                If a corporation, please sign in full corporate
                                                                                name by president or other authorized officer,
                                                                                please sign in partnership name by
                                                                                authorized person.)
                                                                                ___________________________________  ______________
                                                                                Signature                            Date

                                                                                ___________________________________  ______________
                                                                                Signature                            Date

                                                                                STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND
                                                                                RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH
                                                                                REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
